UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 29, 2020

CNX Resources Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-14901	51-0337383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

CNX Center 1000 CONSOL Energy Drive Canonsburg, Pennsylvania 15317-6506 (Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:

(724) 485-4000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock ($.01 par value)	CNX	New York Stock Exchange
Preferred Share Purchase Rights	—	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 29, 2020, CNX Midstream Partners LP ( “CNXM”) entered into an Exchange Agreement (the “Agreement”) with CNX Midstream GP LLC (the “General Partner”), the general partner of CNXM and an indirect wholly owned subsidiary of CNX Resources Corporation (the “Company”), and CNX Gas Company LLC (“CNX Gas”), a wholly owned subsidiary of the Company, pursuant to which all of the incentive distribution rights representing limited partner interests in CNXM (the “IDRs”) were cancelled and the 2.0% general partner interest in CNXM held by the General Partner was converted into a non-economic general partner interest in CNXM in exchange for (i) the issuance by CNXM to CNX Gas of 26,000,000 common units representing limited partner interests in CNXM (“Common Units”) and 3,000,000 newly created Class B units representing limited partner interests in CNXM (“Class B Units”) and (ii) an aggregate cash payment by CNXM to CNX Gas of $135.0 million to be paid in installments of $50.0 million due December 31, 2020, $50.0 million due December 31, 2021 and $35.0 million due December 31, 2022 (together, the “Restructuring Transactions”).

The Agreement contains representations, warranties and covenants customary for an agreement of this type. The closing of the Restructuring Transactions occurred simultaneously with the execution of the Agreement on January 29, 2020.

In connection with the Restructuring Transactions, the Second Amended and Restated Agreement of Limited Partnership of CNXM, dated as of January 3, 2018, was amended and restated to, among other things, reflect the cancellation of the IDRs, the restructuring of the general partner interest in CNXM and the issuance of the Class B Units pursuant to the Restructuring Transactions.

Holders of a Class B Unit have the same rights and obligations of a holder of Common Units, except (i) the right to vote (which is limited to matters requiring approval by a unit majority of all unitholders, in which case the Class B Units will vote alongside Common Units as a single class), (ii) the right to participate in the allocation of income, gain, loss and deduction to Common Units and (iii) the right to participate in distributions made with respect to Common Units. On January 1, 2022, each Class B Unit will automatically convert into a Common Unit on a one-for-one basis, and thereafter the converted Class B Units will be treated like Common Units.

The foregoing description of the Restructuring Transactions and the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

The terms of the Agreement were approved on behalf of CNXM by the conflicts committee and the board of directors of the General Partner (the “Conflicts Committee”). The Conflicts Committee, which is comprised of independent members of the board of directors of the General Partner, retained independent legal and financial advisors to assist it in evaluating and negotiating the Restructuring Transactions. The terms of the Agreement were approved on behalf of the Company by the board of directors of the Company.

Relationships

The General Partner manages CNXM’s operations and activities through the General Partner’s officers and directors. Certain individuals serve as officers and/or directors of the Company and the General Partner. As of January 29, 2020, and following the Restructuring Transactions, CNX indirectly owns 47,692,198 Common Units and 3,000,000 Class B Units.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of the Exhibit

10.1	Exchange Agreement, dated as of January 29, 2020, by and among CNX Midstream Partners LP, CNX Midstream GP LLC and CNX Gas Company LLC

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNX RESOURCES CORPORATION

By:	/s/ Donald W. Rush
Name:	Donald W. Rush
Title:	Chief Financial Officer and Executive Vice President

Dated: January 30, 2020